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                                                                    EXHIBIT 99.1



NEWS RELEASE


                                        CITATION CORPORATION
                                        2 Office Park Circle, Suite 204
                                        Birmingham, AL 35223
                                        Contact: Stanley B. Atkins
                                        205-871-5731


                                        December 1, 1999


          CITATION CORPORATION MERGER WITH RSJ ACQUISITION CO. CLOSED

     BIRMINGHAM, Alabama -- Citation Corporation today announced that RSJ Acquisition Co., a corporation formed by Kelso & Company of New York, has merged into Citation Corporation, with Citation as the surviving corporation. Citation shareholders adopted the amended merger agreement on November 30, 1999, and the transaction closed today. In accordance with the amended merger agreement, shareholders of Citation will receive $17.00 per share in cash. Existing shareholders have retained approximately 1.1 million shares, so that the merger can be accounted for as a recapitalization for financial accounting purposes.

          Financing for the transaction, in the aggregate amount of $659.5 million, was provided by a $240 million equity contribution from Kelso and its affiliates, a $260 million senior credit facility from a consortium of banks led by The Chase Manhattan Bank, senior subordinated financing of $135 million from Donaldson, Lufkin & Jenrette, Chase Securities and First Union Capital Markets, the retained stock of $18.1 million from existing shareholders of Citation, including members of Citation management, and $6.3 million of retained debt.
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     Because certain shareholders of Citation, including members of management, agreed to retain the 1.1 million shares that will remain outstanding, all shareholders who did not elect to retain any shares will receive the cash payment of $17.00 per share.

     As the surviving corporation in the merger, Citation will continue to conduct its business and operations substantially as they are currently conducted. However, Citation common stock has ceased to be publicly traded as of December 1, and will no longer be listed on the Nasdaq Stock Market.

     Citation Corporation is a metal components supplier to capital and durable goods industries. The company currently operates 18 manufacturing divisions in nine states and employs more than 7,000 employees.

Note: This press release contains certain forward-looking statements, which Citation Corporation is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful closing of the proposed transaction and risks associated with acquisitions generally. Certain of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.